Press Release

Eagle Bulk Shipping Inc. Announces Two Shipbuilding Contracts

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Increases Credit Facility to $500 Million

NEW YORK, NY, November 8, 2006 -- Eagle Bulk Shipping Inc. (NasdaqGS: EGLE), a global marine transportation company specializing in the Supramax segment of the dry bulk shipping industry, today announced that it has signed contracts with IHI Marine United Inc., one of Japan’s pre-eminent shipyards, for the construction of two ‘Future-56’ class Supramax vessels. These 56,000 deadweight ton vessels have a contract price of approximately $33.5 million each and are expected to be delivered in January and February of 2010, respectively. Upon delivery of these vessels, Eagle Bulk’s fleet will include 18 vessels, 14 of which will be Supramax-class.

The Company also announced that it has amended its existing revolving credit facility from its sole lender, Royal Bank of Scotland plc, to increase the borrowing capacity from $450 million to $500 million. The financing of the new vessels will not affect the Company's quarterly cash dividend payout.

Sophocles Zoullas, Eagle Bulk’s Chairman and Chief Executive Officer, commented, “We are very excited to have secured these world-class assets at what we believe to be very favorable values. Moreover, we are pleased that IHI Marine United negotiated directly with the Company for the construction of the new vessels, and we look forward to working closely with IHI Marine United throughout the construction process. We believe these assets will help solidify Eagle Bulk’s leadership position into the future.”

The contract price for each vessel is 3.655 billion Japanese Yen or approximately $33.5 million after giving effect to currency hedges. The Company has placed deposits of 1.462 billion Japanese Yen or $12.4 million for each of the vessels which were funded through borrowings from its credit facility, and will pay an additional 10% of the contract price in November 2009, and the remainder upon delivery which is expected in January and February 2010, respectively. The Company has hedged its Japanese Yen exposures into U.S. Dollars in order to effectively eliminate currency risk.

The $500 million amended credit facility contains the same terms as the Company’s previous facility with a maturity in 2016. The structure of our financing will enable us to capitalize pre-delivery payments under the shipbuilding contracts and costs associated with supervision and financing the new vessels. As a result, our earnings available for quarterly cash dividends to our shareholders will not be impacted. Furthermore, the amended credit facility increases the Company’s undrawn commitment to over $260 million, providing availability to fund future growth.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is the largest U.S. based owner of Handymax dry bulk vessels. Handymax vessels range in size from 35,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:

Company Contact:
Alan Ginsberg
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 212-785-2500

Investor Relations / Media:
Jon Morgan
Mandelbaum & Morgan, New York
Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.